EXHIBIT 10.11

                               Eonnet Media, Inc.

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of February 4, 2002 (the "Effective Date"), between Eonnet Media, Inc., Inc., a Florida corporation (the "Company"), and Thomas Vickers Investments (the "Consultant")

                                    RECITALS

         WHEREAS, the Company is a technology solutions and healthcare information provider for the electronic health ("E-Health") marketplace; the Company's Internet-based services fulfill the administrative, communications, and information needs of doctors and other healthcare professionals;

         WHEREAS, the Company desires to engage the Consultant to perform certain services for and on behalf of the Company, and the Consultant desires to perform such services, in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

        1. Engagement. Subject to the terms and conditions set forth in this Agreement, the Company hereby engages the Consultant to perform the services described herein, and the Consultant hereby accepts such engagement.

        2. Services. During the term of this Agreement, the Consultant agrees to perform the following services:

                o   Maintain relationships with underwriters, brokers,
                     investment bankers.
                o   Consult on continued financing options for the company
                o   Locate potential merger/acquisition opportunities
                o   Consult on constructing acquisition transactions

        3. Compensation. In consideration for the services to be rendered under this Agreement by Consultant, the Company shall pay Consultant compensa-tion of 26,000 shares of common stock. The shares will bear a restrictive legend and will not be transferable and or sellable for 12 months from the date of a successful public offering.

        4. Independent Contractor. At all times during the performance of services hereunder, the Consultant shall act as an independent contractor. The Consultant shall not be considered an employee of the Company for any purpose (except to the extent that Consultant also serves as an officer of the Company), and shall not be entitled to any of the benefits that the Company may provide for its employees. Moreover, it is expressly agreed by the parties that no agency relationship is, or shall be deemed to have been, created by this Agree-ment, and no party shall by reason of this Agreement have the power or authority to bind any other party contractually or otherwise. The Consultant shall be solely responsible for the payment and reporting of any and all federal and state taxes and withholdings due on amounts paid hereunder, and Company shall not withhold any amounts for federal, state or local income taxes or taxes, assessments or withholding liabilities arising from an employment relationship, including, but not limited to, workers' compensation insurance, social security, unemployment compensation, income tax withholding, insurance or fringe benefits. The Consultant shall indemnify and hold Company harmless from and against any costs, damages or liabilities relating to any such taxes, assessments or withholdings.

        5.       Proprietary Rights.

                 a. Ownership of Work Product. All of the Work Product (as hereafter defined) shall belong exclusively to the Company. If by operation of law any of the Work Product, including all related intellectual property rights, is not owned in its entirety by the Company automatically upon creation thereof, then the Consultant agrees to assign, and hereby assigns, to the Company the ownership of such Work Product, including all related intellectual property rights.

                b. Work Product Defined. As used herein, the term "Work Product" shall mean and include, without limitation, any financial materials, analyses, business and marketing plans, data compilations, reports, and any other materials or documentation, regardless of form, produced as a result of the Consultant's services hereunder or delivered by the Consultant in the course of performing that work.

        6. Confidentiality. The Consultant covenants and agrees that, during and after the term of this Agreement, he shall not take, copy or use, directly or indirectly, or otherwise disclose to anyone, any Confidential Information (as hereinafter defined), except (a) as necessary to carry out his duties and responsibilities under this Agreement, (b) as authorized in writing by the Company, or (c) as required by applicable law or order of any court or governmental agency. For purposes of this Section, "Confidential Information" shall mean and include, without limitation, the terms of this Agreement and any and all ideas, suggestions, innovations, concepts, strategies, discoveries, methods, products, computer software and programs, notes, worksheets, technical data, research and development projects, financial data, business and marketing plans, financial plans, customer and supplier lists, business methodology, processes, production methods and techniques, promotional materials, and any other confidential or proprietary information of Company, its licensors or customers, and any information of a competitively sensitive or proprietary nature which he receives in connection with the services performed hereunder. Notwithstanding the foregoing, Confidential Information shall not include such information as the Consultant can prove (i) was in the public domain, being publicly and openly known, prior to the date hereof, or, subsequent to such date, became part of the public domain, being publicly and openly known, through lawful and proper means, (ii) was independently developed by the Consultant without use of or reference to the Confidential Information, or (iii) was approved by the Company for the use and disclosure by the Consultant without restriction. In any action to enforce these Confidential Information provisions, the prevailing party is entitled to recover its attorneys' fees and costs.

        7. Restrictive Covenants. During the term of this Agreement and for a period of two years thereafter, the Consultant will not, on his own behalf or on behalf of any other person or entity, directly or indirectly, do any of the following, without the prior written consent of the Company: (a) own, operate, manage, consult with, advise, finance, be employed by, or otherwise have any interest in any business in the United States which is engaged in, or is planning to engage in, any business that competes with the Company; or (b) hire, employ or otherwise contract for the services of any person who was an employee of the Company at any time during the twelve (12) months immediately before the date of termination of this Agreement or solicit, entice or persuade any current employee to terminate his or her employment with the Company for any reason.

        8. Separate Agreements; Injunctive Relief. The covenants and restrictions contained in Sections 6, 7, and 8 of this Agreement shall be construed as separate agreements independent of any other agreement, claim or cause of action of the Consultant against the Company whether predicated on this Agreement or otherwise, and no other agreement, claim or cause of action asserted by the Consultant shall constitute a defense to the enforcement by the Company of these covenants. These covenants are necessary to protect the legitimate business interests of the Company, and any violation or breach of such provisions will result in irreparable injury to the Company for which monetary damages are acknowledged by the parties to be inadequate. In addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to injunctive and other equitable relief as a court may grant.

        9. Representations and Warranties of the Consultant. The Consultant represents and warrants to the Company as follows (which representations and warranties shall survive the termination of this Agreement): (a) the Consultant has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder; (b) neither the execution nor the delivery or performance of this Agreement by the Consultant will violate or cause a breach of any applicable law, regulation, rule or ordinance or any agreement, document or instrument to which the Consultant is a party or may be bound or affected;
(c) the Consultant will comply with all applicable laws, rules, regulations and ordinances in connection with the performance of services hereunder; and (d) none of the work provided by the Consultant hereunder will infringe any copyright, patent, trade secret or other proprietary or contractual right held by any third party.

        10. Indemnification. The Consultant agrees to indemnify, defend and hold harmless the Company and its shareholders, directors, officers, employees, agents and representatives from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting to, imposed upon or incurred by any of them arising out of or resulting from any of the following: (a) the inaccuracy or breach of any representation or warranty of the Consultant contained in this Agreement; (b) the breach of any covenant or agreement of the Consultant contained in this Agreement; or (c) the Consultant's performance of services hereunder or the use or application of the Consultant's work by the Company.

        11.     Term and Termination.

                a. Term. The term of this Agreement shall begin effective as the effective date of this Agreement and shall continue for a period of thirty six (36) months from the date of a successful public offering.

                b. Effect of Termination. Termination of this Agreement shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of its representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to the termination hereof. Subject to the foregoing, none of the parties hereto shall have any further obligations under or pursuant to this Agreement following the termination hereof, except as otherwise provided by this Agreement.

        12.     Miscellaneous.

                a. Governing Law. This Agreement shall be governed by and interpreted according to the laws of the State of Florida, without regard to its conflict of laws principles.

                b. Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be deemed given when: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted, such communication shall be deemed delivered the next business day after transmission; if sent by registered or certified mail, such communication shall be deemed delivered two (2) business days after deposited in a U.S. mail receptacle in the form required hereunder; and if sent via private overnight courier (e.g., Federal Express), such communication shall be deemed delivered one (1) business day after being sent. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

                c. Assignment; Subcontracting. The Consultant may not assign or subcontract this Agreement or any of his rights or responsibilities hereunder, without the prior written consent of the Company. Notwithstanding any such consent, the Consultant shall remain primarily responsible and liable for performance of the services and other obligations of the Consultant hereunder.

                d. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior agreements, representations, proposals, discussions and communications with respect thereto. This Agreement may be amended or modified only in a written instrument specifically referring to this Agreement and signed by all of the parties hereto.

                e. Waiver. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced. No waiver of any provision of this Agreement may at any time be deemed a waiver of any other provision of this Agreement at such time or a waiver of such or any other provision at any other time.

                f. Severability. In the event that any portion of this Agreement shall be adjudicated invalid or unenforceable for any reason, the remainder of this Agreement shall remain in full force and effect and shall be severed from the portion or portions deemed invalid or unenforceable. Without limiting the foregoing, if a court of competent jurisdiction should determine that any of the provisions of Sections 8 are not enforceable, in whole or in part, the parties declare that it is their intention that such unenforceable provisions be deemed reformed so that they apply only to the maximum extent to which they can be enforced.

                g. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

         COMPANY:                       CONSULTANT:


EONNET MEDIA, INC.                      Thomas Vickers Investments

By:_____________________________        Signature:______________________________
Name:  Vikrant Sharma                   Name:  Thomas Vickers
Title:  Chief Executive Officer         Title:  President

                                        Company Address:
Company Address:                        6025 South Quebec
6925 112th Circle North, Suite 101      Suite 150
Largo, Florida 33773                    Englewood, CO  80111